Exhibit 99

News Release

Contact:	Tim Paynter (Media)
703-280-2720
timothy.paynter@ngc.com

Steve Movius (Investors)
703-280-4575
steve.movius@ngc.com
Northrop Grumman Reports Fourth Quarter and Full-Year 2017 Financial Results

•	Q4 Sales Increase 4 percent to $6.6 Billion; 2017 Sales Increase 5 percent to $25.8 Billion

•	Q4 EPS of $1.01; 2017 EPS of $11.47

•	Q4 EPS of $2.82; 2017 EPS of $13.28, Each Excluding Tax Reform and Related Discretionary Pension Contribution Impacts[1]

•	Company Made $500 Million Pre-tax Discretionary Pension Contribution in Q4 2017

•	2017 Cash from Operations of $2.6 Billion; 2017 Cash from Operations of $2.9 Billion Before After-tax Discretionary Pension Contribution[1]

•	2017 Free Cash Flow[1] of $1.7 Billion; 2017 Free Cash Flow of $2.0 Billion Before After-tax Discretionary Pension Contribution[1]

•	Company Expects 2018 Sales of Approximately $27 Billion and 2018 EPS of $15.00 to $15.25

FALLS CHURCH, Va. – Jan. 25, 2018 – Northrop Grumman Corporation (NYSE: NOC) reported fourth quarter 2017 sales increased 4 percent to $6.6 billion from $6.4 billion in the fourth quarter of 2016. For 2017, sales increased 5 percent to $25.8 billion from $24.5 billion in 2016. Fourth quarter 2017 net earnings totaled $178 million, or $1.01 per share, compared with $525 million, or $2.96 per share, in the prior year period. For 2017, net earnings totaled $2.0 billion compared with $2.2 billion in 2016. Fourth quarter and full-year 2017 net earnings were reduced by higher tax expense resulting from the enactment of the Tax Cuts and Jobs Act (the "2017 Tax Act") and the company's related $500 million discretionary pre-tax pension contribution, which together reduced net earnings by $317 million, or $1.81 per share, in both periods, primarily related to the write-down of deferred tax assets.
“Our strong financial results reflect our continued focus on delivering top performance for our shareholders, customers and employees. All three of our businesses generated excellent results that contributed to this year's strong sales, operating profit and cash flow. Looking ahead, we continue to invest in our businesses and our employees, as we strengthen the foundation for long-term profitable growth," said Wes Bush, chairman and chief executive officer.
1 Non-GAAP metric - defined at the end of this earnings release.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and Full-Year 2017 Financial Results	2

Table 1 — Consolidated Operating Results Highlights

	Fourth Quarter		Full Year
($ in millions, except per share amounts)	2017	2016	2017	2016
Sales	$6,634	$6,397	$25,803	$24,508
Segment operating income[1]	721	772	2,959	2,935
Segment operating margin rate[1]	10.9%	12.1%	11.5%	12.0%
Net FAS/CAS pension adjustment	149	82	594	316
Unallocated corporate expenses and other	(103)	(23)	(254)	(58)
Operating income	767	831	3,299	3,193
Operating margin rate	11.6%	13.0%	12.8%	13.0%
Interest expense	(136)	(77)	(360)	(301)
Other, net	53	(6)	110	31
Earnings before income taxes	684	748	3,049	2,923
Federal and foreign income tax expense	(506)	(223)	(1,034)	(723)
Effective income tax rate	74.0%	29.8%	33.9%	24.7%
Net earnings	$178	$525	$2,015	$2,200
Diluted EPS	1.01	2.96	11.47	12.19

Weighted average shares outstanding — Basic	174.2	176.0	174.4	178.9
Dilutive effect of share-based awards	1.3	1.6	1.2	1.6
Weighted average shares outstanding — Diluted	175.5	177.6	175.6	180.5

[1]	Non-GAAP measure — see definitions at the end of this earnings release.
Fourth quarter 2017 sales increased 4 percent, due to higher sales in Mission Systems and Aerospace Systems. Fourth quarter operating income and margin rate totaled $767 million and 11.6 percent, compared with $831 million and 13.0 percent in the prior year period. The decline in operating income is primarily due to higher unallocated corporate expenses and lower segment operating income, partially offset by higher net FAS/CAS pension adjustment. The $80 million increase in unallocated corporate expenses includes $20 million of transaction costs related to the pending acquisition of Orbital ATK, as well as $23 million of deferred state tax expense principally related to the company's discretionary pension contribution. Lower segment operating income and operating margin rate are primarily due to changes in contract mix at Aerospace Systems and Mission Systems.
For 2017, sales increased 5 percent due to higher sales in Aerospace Systems and Mission Systems, and operating income increased 3 percent. 2017 operating income reflects increases in sales, net FAS/CAS pension adjustment and segment operating income, partially offset by higher unallocated corporate expenses. Unallocated corporate expenses increased $197 million and include $47 million for transaction costs related to the pending Orbital ATK acquisition and $41 million of deferred state tax expense and state tax adjustments associated with the filing of the company's prior year federal tax return. In addition, the prior year included benefits totaling $60 million for state tax refunds and prior year overhead claim recoveries.
Fourth quarter and full year 2017 interest expense each increased by $59 million. In October 2017, the company issued $8.25 billion of debt to finance its pending acquisition of Orbital ATK. Fourth quarter Other, net increased $59 million due to a $24 million increase in interest income on short-term investments and a gain on the sale of an investment. For 2017, Other, net increased $79 million, due to gains on the sale of two investments and a $29 million increase in interest income on short-term investments.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and Full-Year 2017 Financial Results	3

The company's fourth quarter effective tax rate increased to 74.0 percent from 29.8 percent in the prior year period. For 2017, the company's effective tax rate increased to 33.9 percent from 24.7 percent in 2016. The higher effective tax rates for both periods reflect an additional $300 million of tax expense principally due to a write-down of net deferred tax assets related to the 2017 Tax Act, which, among other things, reduced the federal statutory tax rate to 21 percent from 35 percent beginning in 2018.
Table 2 — Cash Flow Highlights

	Fourth Quarter		Full Year
($ millions)	2017	2016	2017	2016
Cash provided by operating activities before after-tax discretionary pension contribution[1]	$1,932	$1,531	$2,938	$2,813
After-tax discretionary pension contribution impact	(325)	—	(325)	—
Net cash provided by operating activities	$1,607	$1,531	$2,613	$2,813
Less: capital expenditures	(278)	(312)	(928)	(920)
Free cash flow[1]	$1,329	$1,219	$1,685	$1,893
After-tax discretionary pension contribution impact	325	—	325	—
Free cash flow before after-tax discretionary pension contribution[1]	$1,654	$1,219	$2,010	$1,893

[1]	Non-GAAP measure — see definitions at the end of this earnings release.
Fourth quarter 2017 cash provided by operating activities totaled $1.6 billion compared with $1.5 billion in the prior year period. Fourth quarter cash provided by operating activities before after-tax discretionary pension contribution1 totaled $1.9 billion compared with $1.5 billion in the prior year period. Fourth quarter 2017 free cash flow1 totaled $1.3 billion after capital expenditures of $278 million. Fourth quarter free cash flow before after-tax discretionary pension contribution1 totaled $1.7 billion compared with $1.2 billion in the prior year period.
For 2017, cash provided by operating activities totaled $2.6 billion, and cash provided by operating activities before after-tax discretionary pension contribution was $2.9 billion. For 2017, free cash flow totaled $1.7 billion after capital expenditures of $928 million and free cash flow before after-tax discretionary pension contribution1 totaled $2.0 billion.
2017 investing and financing activities include the following:
Investing

•	$928 million for capital expenditures

Financing

•	$8.25 billion debt issued to finance the pending Orbital ATK acquisition

•	$689 million for dividends

•	$393 million for repurchase of common stock

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and Full-Year 2017 Financial Results	4

Table 3 — Segment Operating Results

	Fourth Quarter			Full Year
($ millions)	2017	2016	Change	2017	2016	Change
Sales
Aerospace Systems	$3,005	$2,872	5%	$11,955	$10,828	10%
Mission Systems	3,025	2,847	6%	11,382	10,928	4%
Technology Services	1,198	1,208	(1%)	4,750	4,825	(2%)
Intersegment eliminations	(594)	(530)		(2,284)	(2,073)
	6,634	6,397	4%	25,803	24,508	5%
Segment operating income[1]
Aerospace Systems	298	327	(9%)	1,259	1,236	2%
Mission Systems	363	390	(7%)	1,453	1,445	1%
Technology Services	126	125	1%	524	512	2%
Intersegment eliminations	(66)	(70)		(277)	(258)
Segment operating income[1,2]	721	772	(7%)	2,959	2,935	1%
Segment operating margin rate[1]	10.9%	12.1%	(120) bps	11.5%	12.0%	(50) bps

[1]	Non-GAAP measure — see definitions at the end of this earnings release.
[2]	Refer to Table 1 for reconciliation to operating income.
Fourth quarter 2017 sales increased 4 percent, and 2017 sales increased 5 percent due to higher sales at Aerospace Systems and Mission Systems in both periods.
Fourth quarter 2017 segment operating income declined 7 percent, and segment operating margin rate declined to 10.9 percent, due to lower operating income at Aerospace Systems and Mission Systems. For 2017, segment operating income increased 1 percent, largely due to higher sales, and segment operating margin rate declined to 11.5 percent, primarily due to changing contract mix at Aerospace Systems and Mission Systems. In addition, for 2016, segment operating income in both periods benefited from a $45 million gain on a property sale.
Aerospace Systems ($ millions)

	Fourth Quarter			Full Year
	2017	2016	Change	2017	2016	Change
Sales	$3,005	$2,872	4.6%	$11,955	$10,828	10.4%
Operating income	298	327	(8.9%)	1,259	1,236	1.9%
Operating margin rate	9.9%	11.4%		10.5%	11.4%
Aerospace Systems fourth quarter 2017 sales increased 5 percent, due to growth in Manned Aircraft and Autonomous Systems, partially offset by lower Space sales. The Manned Aircraft sales increase is primarily due to higher volume for restricted activities, as well as higher F/A-18 and F-35 sales, partially offset by lower E-2D volume. The Autonomous Systems sales increase includes higher volume for several programs, including Fire Scout and Triton, partially offset by lower volume on the Global Hawk program. Lower Space sales are primarily due to lower volume for the James Webb Space Telescope.
For 2017, sales increased 10 percent due to growth in Manned Aircraft, Autonomous Systems and Space. Higher Manned Aircraft sales were primarily due to an increase in restricted activities. Higher Autonomous Systems sales reflect higher volume for several programs, including Triton, partially offset by lower volume on NATO AGS. Higher Space sales were primarily due to increases in restricted activities, partially offset by declines in the James Webb Space Telescope and Advanced EHF programs.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and Full-Year 2017 Financial Results	5

Aerospace Systems fourth quarter 2017 operating income decreased 9 percent, and operating margin rate declined to 9.9 percent. Fourth quarter 2016 operating income benefited from a $45 million gain on a property sale. Excluding this gain, fourth quarter 2017 operating performance was comparable to the prior year period. For 2017, Aerospace Systems operating income increased 2 percent primarily due to higher sales. Operating margin rate declined to 10.5 percent principally due to changes in contract mix on Manned Aircraft programs as well as the prior year period's property sale gain.
Mission Systems ($ millions)

	Fourth Quarter			Full Year
	2017	2016	Change	2017	2016	Change
Sales	$3,025	$2,847	6.3%	$11,382	$10,928	4.2%
Operating income	363	390	(6.9%)	1,453	1,445	0.6%
Operating margin rate	12.0%	13.7%		12.8%	13.2%
Mission Systems fourth quarter 2017 sales increased 6 percent primarily due to higher volume for Sensors and Processing and Advanced Capabilities programs, partially offset by lower Cyber and ISR volume. Sensors and Processing sales increased principally due to higher volume on F-35 sensors, electro-optical/infrared (EO/IR) self-protection and targeting programs, communications programs and the scalable agile beam radar (SABR) program. Advanced Capabilities sales increased primarily due to higher volume on air and missile defense programs. Cyber and ISR sales decreased primarily due to lower volume on ISR and restricted programs.
For 2017, sales increased 4 percent due to higher Sensors and Processing volume, partially offset by lower Cyber and ISR volume. Sensors and Processing sales increased principally due to higher volume on F-35 sensors, EO/IR self-protection and targeting programs, communications programs, and the SABR program. These increases were partially offset by lower volume on international ground-based radar programs. Cyber and ISR sales decreased due to lower volume on ISR and restricted programs.
Mission Systems fourth quarter 2017 operating income decreased 7 percent and operating margin rate decreased to 12.0 percent primarily due to contract mix changes and lower performance in Sensors and Processing and Cyber & ISR, partially offset by improved performance in Advanced Capabilities. For 2017, operating income increased 1 percent, primarily due to higher sales. Operating margin rate decreased to 12.8 percent from 13.2 percent primarily due to lower performance and changes in contract mix on Sensors and Processing and Cyber and ISR programs, partially offset by improved performance on Advanced Capabilities programs.
Technology Services ($ millions)

	Fourth Quarter			Full Year
	2017	2016	Change	2017	2016	Change
Sales	$1,198	$1,208	(0.8%)	$4,750	$4,825	(1.6%)
Operating income	126	125	0.8%	524	512	2.3%
Operating margin rate	10.5%	10.3%		11.0%	10.6%
Technology Services fourth quarter 2017 sales decreased 1 percent primarily due to lower volume for System Modernization and Services and Advanced Defense Services, partially offset by higher volume for Global Logistics and Modernization. For 2017, Technology Services sales decreased 2 percent, primarily due to lower volume on System Modernization and Services programs, partially offset by higher volume on Global Logistics and Modernization programs. System Modernization and Services sales decreased principally due to the completion of several programs. Global Logistics and Modernization sales increased

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and Full-Year 2017 Financial Results	6

primarily due to higher intercompany volume and increased volume on the UKAWACS and Hunter programs, partially offset by lower volume on the KC-10 program as that contract nears completion.
Technology Services fourth quarter 2017 operating income increased 1 percent and operating margin rate increased to 10.5 percent, primarily due to improved performance. For 2017, operating income increased 2 percent, and operating margin rate increased to 11.0 percent from 10.6 percent primarily due to improved performance across the sector.
2018 Guidance
2018 financial guidance reflects the company's judgment based on the information available to the company at the time of this release. The government budget and appropriations processes can impact our customers, programs and financial results. Extended continuing resolutions, a prolonged government shutdown and/or breach of the debt ceiling, as well as government budgets and appropriations, can impact the company's ability to achieve 2018 guidance.
While the company currently expects its previously announced acquisition of Orbital ATK will close in the first half of this year, 2018 guidance does not reflect the pending acquisition. Additionally, 2018 guidance reflects only six months of interest on the $8.25 billion of debt issued in October 2017 to finance the acquisition. After the close of the acquisition, the company will update its financial guidance to reflect the acquisition.
Effective January 1, 2018, the company adopted Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, and Accounting Standards Update (ASU) No. 2017-07, Compensation Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, using the full retrospective method for each. The 2018 guidance in the table below reflects the adoption of both standards. Schedules 6 and 7 at the end of this release present comparable prior period consolidated and segment financial information recast to reflect the adoption of these standards.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and Full-Year 2017 Financial Results	7

2018 Guidance
($ in millions, except per share amounts)	As of 1/25/18

Sales	~27,000

Segment operating margin %[1]	Low - mid 11%

Total net FAS/CAS pension adjustment[2]	~940

Unallocated corporate expenses	~250

Operating margin %[3]	~12%

Net interest expense[4]	~390

Effective tax rate %	~19.5%

Diluted EPS	15.00	—	15.25

Capital expenditures	~1,000

Free cash flow[1]	2,000	—	2,300

[1] Non-GAAP measure - see definitions at the end of this earnings release.
[2] Total Net FAS/CAS pension adjustment is presented as a single amount consistent with our historical presentation, and includes expected 2018 CAS pension cost of $855 million and FAS pension income of $85 million. In accordance with ASU No. 2017-07, $400 million of FAS (service-related) pension cost is reflected in operating income and $485 million of FAS (non-service) pension income is reflected below operating income. CAS pension cost continues to be recorded in operating income. See Schedule 6 for further information.

[3]Adoption of ASU No. 2017-07, removes $485 of FAS (non-service) pension income from operating income, which reduces 2018 estimated operating margin rate by ~180 basis points. See Schedule 6 for further information.

[4] Net Interest Expense (interest expense net of interest income) includes six months of net interest expense for $8.25 billion debt issued in October 2017 to finance the pending Orbital ATK acquisition, as well as a full year of estimated net interest expense for the company's remaining debt. Interest expense is presented as a single line item on the income statement and interest income is included in Other, net on the income statement.

Higher estimated capital expenditures in 2018 reflect the benefits of tax reform, which allow the company to increase investments in programmatic requirements and other capital projects in support of the company's continued focus on cost reduction, and affordability in support of the company's long-term growth strategy.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and Full-Year 2017 Financial Results	8

About Northrop Grumman
Northrop Grumman will webcast its earnings conference call at noon Eastern time on Jan. 25, 2018. A live audio broadcast of the conference call will be available on the investor relations page of the company’s website at www.northropgrumman.com.
Northrop Grumman is a leading global security company providing innovative systems, products and solutions in autonomous systems, cyber, C4ISR, strike, and logistics and modernization to customers worldwide. Please visit www.northropgrumman.com and follow us on twitter, @NGCNews, for more information.

Forward-Looking Statements
This earnings release and the information we are incorporating by reference contain statements, other than statements of historical fact, that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “expect,” “intend,” “may,” “could,” “plan,” “project,” “forecast,” “believe,” “estimate,” “guidance,” “outlook,” “anticipate,” “trends,” “goals” and similar expressions generally identify these forward-looking statements.
Forward-looking statements include, among other things, statements relating to our future financial condition, results of operations and/or cash flows. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, those identified and discussed more fully in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (SEC). They include:

•	our dependence on the U.S. Government for a substantial portion of our business

•	significant delays or reductions in appropriations for our programs and U.S. Government funding more broadly

•	investigations, claims, disputes, enforcement actions and/or litigation

•	the use of estimates when accounting for our contracts and the effect of contract cost growth and/or changes in estimated contract revenues and costs

•	our exposure to additional risks as a result of our international business, including risks related to geopolitical and economic factors, laws and regulations

•
the improper conduct of employees, agents, subcontractors, suppliers, business partners or joint ventures in which we participate and the impact on our reputation, our ability to do business, and our financial position, results of operations and/or cash flows

•	cyber and other security threats or disruptions faced by us, our customers or our suppliers and other partners

•	the performance and financial viability of our subcontractors and suppliers and the availability and pricing of raw materials and components

•
changes in procurement and other laws, regulations and practices applicable to our industry, findings by the U.S. Government as to our compliance with such laws and regulations, and changes in our customers’ business practices globally

•	increased competition within our markets and bid protests

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and Full-Year 2017 Financial Results	9

•	the ability to maintain a qualified workforce

•
our ability to meet performance obligations under our contracts, including obligations that are technologically complex, require certain manufacturing expertise or are dependent on factors not wholly within our control

•	environmental matters, including unforeseen environmental costs and government and third party claims

•	natural and/or environmental disasters

•	the adequacy and availability of our insurance coverage, customer indemnifications or other liability protections

•	products and services we provide related to hazardous and high risk operations, which subject us to various environmental, regulatory, financial, reputational and other risks

•
the future investment performance of plan assets, changes in actuarial assumptions associated with our pension and other post-retirement benefit plans and legislative or other regulatory actions impacting our pension, post-retirement and health and welfare plans

•
the satisfaction of conditions (including regulatory approvals) to and successful consummation of the pending acquisition of Orbital ATK; our ability successfully to integrate the Orbital ATK business and realize fully the anticipated benefits of the acquisition, without adverse consequences

•	our ability to exploit or protect intellectual property rights

•	our ability to develop new products and technologies and maintain technologies, facilities, and equipment to win new competitions and meet the needs of our customers

•	changes in business conditions that could impact business investments and/or recorded goodwill or the value of other long-lived assets

•	unanticipated changes in our tax provisions or exposure to additional tax liabilities
Additional information regarding these risks and other important factors can be found in the section entitled “Risk Factors” in our Annual Report on Form 10-K and as disclosed in this report and from time to time in our other filings with the SEC.
You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of forward-looking statements. These forward-looking statements speak only as of the date this report is first filed or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company's use of these measures are included in this release or the attachments.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(Unaudited)

	Year Ended December 31
$ in millions, except per share amounts	2017	2016	2015
Sales
Product	$16,038	$14,738	$13,966
Service	9,765	9,770	9,560
Total sales	25,803	24,508	23,526
Operating costs and expenses
Product	12,271	11,002	10,333
Service	7,578	7,729	7,551
General and administrative expenses	2,655	2,584	2,566
Operating income	3,299	3,193	3,076
Other (expense) income
Interest expense	(360)	(301)	(301)
Other, net	110	31	15
Earnings before income taxes	3,049	2,923	2,790
Federal and foreign income tax expense	1,034	723	800
Net earnings	$2,015	$2,200	$1,990

Basic earnings per share	$11.55	$12.30	$10.51
Weighted-average common shares outstanding, in millions	174.4	178.9	189.4

Diluted earnings per share	$11.47	$12.19	$10.39
Weighted-average diluted shares outstanding, in millions	175.6	180.5	191.6

Net earnings (from above)	$2,015	$2,200	$1,990
Other comprehensive income (loss)
Change in unamortized benefit plan costs, net of tax (expense) benefit of ($383) in 2017, $89 in 2016 and ($45) in 2015	830	(175)	75
Change in cumulative translation adjustment	(4)	(50)	(41)
Other, net	2	(1)	2
Other comprehensive income (loss), net of tax	828	(226)	36
Comprehensive income	$2,843	$1,974	$2,026

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

	December 31, 2017	December 31, 2016
$ in millions
Assets
Cash and cash equivalents	$11,225	$2,541
Accounts receivable, net	3,976	3,299
Inventoried costs, net	780	816
Prepaid expenses and other current assets	368	200
Total current assets	16,349	6,856
Property, plant and equipment, net of accumulated depreciation of $5,066 for 2017 and $4,831 for 2016	4,225	3,588
Goodwill	12,455	12,450
Deferred tax assets	475	1,462
Other non-current assets	1,413	1,258
Total assets	$34,917	$25,614

Liabilities
Trade accounts payable	$1,661	$1,554
Accrued employee compensation	1,382	1,342
Advance payments and amounts in excess of costs incurred	1,617	1,471
Other current liabilities	2,305	1,263
Total current liabilities	6,965	5,630
Long-term debt, net of current portion of $867 for 2017 and $12 for 2016	14,399	7,058
Pension and other post-retirement benefit plan liabilities	5,511	6,818
Other non-current liabilities	994	849
Total liabilities	27,869	20,355

Shareholders’ equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2017—174,085,619 and 2016—175,068,263	174	175
Paid-in capital	44	—
Retained earnings	11,548	10,630
Accumulated other comprehensive loss	(4,718)	(5,546)
Total shareholders’ equity	7,048	5,259
Total liabilities and shareholders’ equity	$34,917	$25,614

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31
$ in millions	2017	2016	2015
Operating activities
Net earnings	$2,015	$2,200	$1,990
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	475	456	467
Stock-based compensation	94	93	99
Excess tax benefits from stock-based compensation	—	—	(103)
Deferred income taxes	603	36	572
Changes in assets and liabilities:
Accounts receivable, net	(677)	(461)	(30)
Inventoried costs, net	36	(15)	(80)
Prepaid expenses and other assets	(81)	(110)	43
Accounts payable and other liabilities	539	198	(632)
Income taxes payable, net	(157)	148	135
Retiree benefits	(191)	393	(263)
Other, net	(43)	(125)	(36)
Net cash provided by operating activities	2,613	2,813	2,162

Investing activities
Capital expenditures	(928)	(920)	(471)
Other, net	39	115	40
Net cash used in investing activities	(889)	(805)	(431)

Financing activities
Common stock repurchases	(393)	(1,547)	(3,182)
Net proceeds from issuance of long-term debt	8,245	749	600
Payments of long-term debt	—	(321)	—
Net (payments to) proceeds from credit facilities	(13)	135	—
Cash dividends paid	(689)	(640)	(603)
Payments of employee taxes withheld from share-based awards	(92)	(153)	(186)
Other, net	(98)	(9)	96
Net cash provided by (used in) financing activities	6,960	(1,786)	(3,275)
Increase (decrease) in cash and cash equivalents	8,684	222	(1,544)
Cash and cash equivalents, beginning of year	2,541	2,319	3,863
Cash and cash equivalents, end of year	$11,225	$2,541	$2,319

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG
(Unaudited)

	December 31, 2017			December 31, 2016
$ in millions	FUNDED [1]	UNFUNDED [2]	TOTAL BACKLOG	TOTAL BACKLOG
Aerospace Systems	$9,335	$15,687	$25,022	$27,310
Mission Systems	10,241	3,790	14,031	13,715
Technology Services	2,797	1,028	3,825	4,314
Total	$22,373	$20,505	$42,878	$45,339

[1]	Funded backlog represents firm orders for which funding is authorized and appropriated.

[2]
Unfunded backlog represents firm orders for which as of the reporting date, funding is not authorized and appropriated. Unfunded backlog excludes unexercised contract options and indefinite delivery, indefinite quantity (IDIQ) contracts until the time the option or IDIQ task order is exercised or awarded.

SCHEDULE 5
NORTHROP GRUMMAN CORPORATION
IMPACT ON NET EARNINGS AND EARNINGS PER SHARE OF TAX REFORM AND RELATED DISCRETIONARY PENSION CONTRIBUTION
(Unaudited)

	Fourth Quarter	Full Year
$ in millions, except per share amounts	2017	2017
Net earnings	$178	$2,015

Tax expense related to 2017 Tax Act	300	300
Tax expense related to discretionary pension contribution[1]	8	8
Operating income reduction related to discretionary pension contribution, net of tax[2]	9	9
Impact on net earnings of tax reform and related discretionary pension contribution	$317	$317

Net earnings excluding tax reform and related discretionary pension contribution impacts[3]	$495	$2,332

Earnings per share	$1.01	$11.47

Tax expense related to 2017 Tax Act	1.71	1.71
Tax expense related to discretionary pension contribution[1]	0.05	0.05
Operating income reduction related to discretionary pension contribution, net of tax[2]	0.05	0.05
Impact on earnings per share of tax reform and related discretionary pension contribution	$1.81	$1.81

Earnings per share excluding the impact of tax reform and related discretionary pension contribution impacts[3]	$2.82	$13.28

[1] Reflects $8 million of additional income tax recorded due to lower manufacturing deductions available as a result of the $500 million voluntary pre-tax pension contribution.

[2] Reflects $9 million of lower operating income (net of tax) as follows: $18 million reduction in corporate operating income due to lower state deferred tax assets, partially offset by approximately $4.5 million of higher sector operating income as a result of lower state tax cost, each tax effected at 35 percent.

[3] Non-GAAP measure — see definitions at the end of this earnings release.

SCHEDULE 6
NORTHROP GRUMMAN CORPORATION
PRELIMINARY PRO FORMA FINANCIAL INFORMATION
CONSOLIDATED OPERATING RESULTS HIGHLIGHTS
(Unaudited)

Effective January 1, 2018, we adopted Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, and Accounting Standards Update (ASU) No. 2017-07, Compensation Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, using the full retrospective method. The adoption of these standards is reflected in our recast consolidated operating results highlights for each of the periods presented below.

	2016	2017				2017
	Total	Three Months Ended				Total
$ in millions, except per share amounts	Year	Mar 31	Jun 30	Sep 30	Dec 31	Year
AS REPORTED
Sales	$24,508	$6,267	$6,375	$6,527	$6,634	$25,803
Segment operating income[1]	2,935	726	753	759	721	2,959
Segment operating margin rate[1]	12.0%	11.6%	11.8%	11.6%	10.9%	11.5%
Net FAS/CAS pension adjustment	316	136	137	172	149	594
Unallocated corporate expenses and other	(58)	(30)	(35)	(86)	(103)	(254)
Operating income	3,193	832	855	845	767	3,299
Operating margin rate	13.0%	13.3%	13.4%	12.9%	11.6%	12.8%
Interest expense	(301)	(75)	(76)	(73)	(136)	(360)
Other, net	31	16	28	13	53	110
Earnings before income taxes	2,923	773	807	785	684	3,049
Federal and foreign income tax expense	(723)	(133)	(255)	(140)	(506)	(1,034)
Effective income tax rate	24.7%	17.2%	31.6%	17.8%	74.0%	33.9%
Net earnings	$2,200	$640	$552	$645	$178	$2,015
Diluted EPS	12.19	3.63	3.15	3.68	1.01	11.47
Weighted average shares outstanding — Diluted	180.5	176.1	175.5	175.3	175.5	175.6

AS RECAST TO REFLECT ASC TOPICS 606 AND 715
Sales	$24,706	$6,410	$6,473	$6,569	$6,552	$26,004
Segment operating income[1]	2,864	741	759	756	647	2,903
Segment operating margin rate[1]	11.6%	11.6%	11.7%	11.5%	9.9%	11.2%
Net FAS (service)/CAS pension adjustment	457	154	154	170	160	638
Unallocated corporate expenses and other	(52)	(33)	(40)	(89)	(103)	(265)
Operating income	3,269	862	873	837	704	3,276
Operating margin rate	13.2%	13.4%	13.5%	12.7%	10.7%	12.6%
Interest expense	(301)	(75)	(76)	(73)	(136)	(360)
Net FAS (non-service) pension adjustment	(141)	(18)	(17)	2	(11)	(44)
Other, net	28	19	32	16	57	124
Earnings before income taxes	2,855	788	812	782	614	2,996
Federal and foreign income tax expense	(699)	(138)	(257)	(139)	(467)	(1,001)
Effective income tax rate	24.5%	17.5%	31.7%	17.8%	76.1%	33.4%
Net earnings	$2,156	$650	$555	$643	$147	$1,995
Diluted EPS	11.94	3.69	3.16	3.67	0.84	11.36
Weighted average shares outstanding — Diluted	180.5	176.1	175.5	175.3	175.5	175.6

[1]	Non-GAAP measure — see definitions at the end of this earnings release.

SCHEDULE 7
NORTHROP GRUMMAN CORPORATION
PRELIMINARY PRO FORMA FINANCIAL INFORMATION
SEGMENT OPERATING RESULTS
(Unaudited)

Effective January 1, 2018, we adopted Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, using the full retrospective method. The adoption of ASC 606 is reflected in our recast segment operating results for each of the periods presented below.

	2016	2017				2017
	Total	Three Months Ended				Total
$ in millions	Year	Mar 31	Jun 30	Sep 30	Dec 31	Year
AS REPORTED
Sales
Aerospace Systems	$10,828	$2,898	$2,970	$3,082	$3,005	$11,955
Mission Systems	10,928	2,739	2,781	2,837	3,025	11,382
Technology Services	4,825	1,194	1,175	1,183	1,198	4,750
Intersegment eliminations	(2,073)	(564)	(551)	(575)	(594)	(2,284)
Total	24,508	6,267	6,375	6,527	6,634	25,803

Segment operating income[1]
Aerospace Systems	1,236	312	315	334	298	1,259
Mission Systems	1,445	353	374	363	363	1,453
Technology Services	512	131	134	133	126	524
Intersegment eliminations	(258)	(70)	(70)	(71)	(66)	(277)
Total	$2,935	$726	$753	$759	$721	$2,959

AS RECAST TO REFLECT ASC TOPIC 606
Sales
Aerospace Systems	$10,853	$2,984	$3,003	$3,125	$3,019	$12,131
Mission Systems	11,161	2,800	2,859	2,836	2,975	11,470
Technology Services	4,765	1,190	1,162	1,183	1,152	4,687
Intersegment eliminations	(2,073)	(564)	(551)	(575)	(594)	(2,284)
Total	24,706	6,410	6,473	6,569	6,552	26,004

Segment operating income[1]
Aerospace Systems	1,198	323	320	344	302	1,289
Mission Systems	1,468	359	384	359	340	1,442
Technology Services	456	129	125	124	71	449
Intersegment eliminations	(258)	(70)	(70)	(71)	(66)	(277)
Total	$2,864	$741	$759	$756	$647	$2,903

[1]	Non-GAAP measure — see definitions at the end of this earnings release.

Northrop Grumman Reports Fourth Quarter and Full-Year 2017 Financial Results	17

Non-GAAP Financial Measures Disclosure: This earnings release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC (Securities and Exchange Commission) Regulation G and indicated by a footnote in the text of the release. Definitions for the non-GAAP measures are provided below and reconciliations are provided in the body of the release. References to a “Table” or “Schedule” in the definitions below relate to tables and schedules in the body of the release. Other companies may define these measures differently or may utilize different non-GAAP measures.
Net earnings excluding tax reform and related discretionary pension contribution impacts: Net earnings excluding the impacts of tax reform and related discretionary pension contribution. This measure may be useful to investors and other users of our financial statements in understanding the impact of these items to our financial results, but should not be considered in isolation or as an alternative to net earnings presented in accordance with GAAP. Net earnings excluding tax reform and related discretionary pension contribution impacts is reconciled in Schedule 5.
Earnings per share excluding tax reform and related discretionary pension contribution impacts: Net earnings excluding the impacts of tax reform and related discretionary pension contributions divided by weighted average shares outstanding. This measure may be useful to investors and other users of our financial statements in understanding the impact of these items to our financial results, but should not be considered in isolation or as an alternative to earnings per share presented in accordance with GAAP. Earnings per share excluding tax reform and related discretionary pension contribution impacts is reconciled in Schedule 5.
Segment operating income: Total earnings from our three segments, including allocated pension expense recognized under CAS, and excluding unallocated corporate items and FAS pension expense. This measure may be useful to investors and other users of our financial statements as a supplemental measure in evaluating the financial performance and operational trends of our sectors. This measure should not be considered in isolation or as an alternative to operating results presented in accordance with GAAP. Segment operating income is reconciled in Table 1.
Segment operating margin rate: Segment operating income as defined above, and reconciled in Table 1, divided by sales. This measure may be useful to investors and other users of our financial statements as a supplemental measure in evaluating the financial performance and operational trends of our sectors. This measure should not be considered in isolation or as an alternative to operating results presented in accordance with GAAP.
Cash provided by operating activities before after-tax discretionary pension contribution: Cash provided by operating activities before the after-tax impact of discretionary pension contribution. Cash provided by operating activities before after-tax discretionary pension contribution has been provided for consistency and comparability of financial performance and is reconciled in Table 2.
Free cash flow: Net cash provided by operating activities less capital expenditures. We use free cash flow as a key factor in our planning for, and consideration of, acquisitions, stock repurchases and the payment of dividends. This measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Free cash flow is reconciled in Table 2.
Free cash flow before after-tax discretionary pension contribution: Free cash flow before the after-tax impact of discretionary pension contribution. We use free cash flow before after-tax discretionary pension contribution as a key factor in our planning for, and consideration of, acquisitions, stock repurchases and the payment of dividends. This measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Free cash flow before after-tax discretionary pension contributions is reconciled in Table 2.
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Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media